Root, Inc.
80 E. Rich Street, Suite 500
Columbus, OH 43215

October 29, 2024

Ladies and Gentlemen:

Reference is made to (i) that certain Term Loan Agreement, originally dated as of January 26, 2022 (as amended by First Amendment to Term Loan Credit Agreement dated as of September 17, 2024 and Limited Consent and Second Amendment to Term Loan Credit Agreement dated as of the date hereof, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Root, Inc., a Delaware corporation (“Holdings”), Caret Holdings, Inc., a Delaware corporation (the “Borrower”), the other Loan Parties from time to time party thereto, the Lenders from time to time party thereto and Acquiom Agency Services LLC, as the Administrative Agent and (ii) that certain letter agreement dated as of January 26, 2022 (the "Original Board Observer Side Letter") by and between Holdings and the Lenders party thereto. Capitalized terms used but not otherwise defined herein shall have the respective meaning ascribed to such terms in the Credit Agreement.

This letter agreement (this “Agreement”) is made and entered into as of the date first written above, by and among Holdings and each Lender party hereto as of the Second Amendment Effective Date (the “BlackRock Lenders”), and is the “Board Observation Side Letter” referenced in the Credit Agreement. Upon the Second Amendment Effective Date, this Agreement amends, restates and supersedes in its entirety the Original Board Observer Side Letter.

The BlackRock Lenders and Holdings are entering into this Agreement in consideration of the BlackRock Lenders entering into the Credit Agreement and the other Loan Documents and extending certain credit to the Borrower thereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto.

This Agreement confirms our understanding regarding the following:

1.Board Observation Rights. Until the End Date, the BlackRock Lenders shall have the right to designate and appoint two (2) Observers (who, for the avoidance of doubt, must be a natural person), and any one (1) Observer (the “Designated Observer”) may attend, solely as a non-voting Observer (and, for the avoidance of doubt, solely as an observer, and in no event a board member), all special and regular meetings (whether in-person, virtual, telephonic or other) of the Board of Directors of Holdings (the “Board” and a “Board Meeting”), other than, for the avoidance of doubt, any executive session or any meeting of a committee thereof. Observers shall not be subject to any fiduciary duties applicable to the members of the Board, and shall owe any of their duties solely to the BlackRock Lenders. Holdings shall provide the Observers (a) reasonable notice of all Board Meetings at the same time and in the same manner as such notice is furnished to the Board along with reasonable detail of the nature and substance of the matters to be discussed and/or voted upon (it being understood that delivery to the Observers of the agenda shared with the Board in advance of such Board Meeting shall satisfy Holdings’ obligation under this clause (a)), (b) all material documents furnished to the members of the Board, including, as applicable, copies of the minutes of the Board Meetings and any meetings of the Audit, Risk and Finance and Nominating and Corporate Governance committees of the Board, requests for written consents and written consents duly passed by such Board, in each case, at the same time and in the same manner furnished to such members of the Board, and (c) in the case of the Designated Observer, reimbursement for reasonable and documented out-of-pocket costs and expenses, including, without limitation, reasonable and documented out-of-pocket travel expenses, in attending a Board Meeting as a Designated Observer; provided that, in no event shall any Observer be deemed a member of the Board, and accordingly shall not be permitted to vote at any Board Meeting or be counted for purposes of determining whether there is a sufficient quorum for the Board to conduct its business, and Holdings shall not be under any obligation to take any action with respect to any proposals made, or advice furnished by, any Observer. The rights to attend Board Meetings or receive materials pursuant to this Section 1 shall be limited to the extent that the Board reasonably determines that (A) the absence of such limitation would result in a waiver of (or would reasonably be expected to result in a waiver of), or an adverse effect on (or would reasonably be expected to have an adverse effect on) any attorney-client privilege or work product doctrine (or any other similar protective privilege or doctrine) or if the presence of any such Observer would reasonably be expected to result in a conflict of interest, (B) such limitation is reasonably necessary to prevent a breach of fiduciary duties of any member of the Board, (C) the information being discussed at such Board Meeting (or any portion thereof), or are included in such materials, relates to the strategy, negotiating position or similar matter relating to the relationship of Holdings and/or any of its Affiliates, on the one hand, and the BlackRock Lenders and/or any of their Affiliates, on the other hand, (D) each of the BlackRock Lenders has interests in respect of the matters to be discussed at such Board Meeting (or any portion thereof), or are included in such materials, which is adverse to the interests of Holdings and/or any of its Affiliates, (E) [reserved] or (F) the absence of such limitation would result in a breach of any confidentiality obligations to third‑parties notwithstanding the confidentiality obligations set forth herein; provided that such limitations shall only limit any Observer from participating (or receiving materials) in respect of those portions of any Board Meeting (or materials) related to one of the items set forth in clauses (A) through (F) above and for the avoidance of doubt, Holdings shall provide each Observer with copies of the minutes of such Board Meeting and such materials and information, as applicable, redacted to the extent necessary to avoid the applicable item or event set forth in clauses (A) through (F) above.

2.Confidentiality. The BlackRock Lenders shall instruct and cause each Observer to keep in confidence and trust, and not use or disclose, any information, materials or documents delivered pursuant to this Agreement, in each case, where disclosure of which would be (a) in contravention of Section 10.11 of the Credit Agreement or (b) in violation of any internal policies and procedures of Holdings regarding confidential information held by members of the Board that were previously delivered to such Observer or any Requirement of Law of any Governmental Authority (including, without limitation, any state and federal securities laws (including, without limitation, the Exchange Act and the rules and regulations of the SEC promulgated thereunder), stock exchange rules and/or other regulations or otherwise in connection with Holdings being a publicly traded company); provided that each Observer may share the foregoing information to each of the BlackRock Lenders and its Related Parties.

3.Termination. This Agreement shall automatically and immediately terminate upon the earlier to occur of (i) the Termination Date or (ii) if the BlackRock Lenders, together with their Affiliates and Approved Funds, collectively, hold less than fifty percent (50%) of the aggregate principal amount of the Term Loans outstanding as of the Second Amendment Effective Date (as such Term Loans may be reduced by optional prepayments made pursuant to Section 2.10 of the Credit Agreement) (the date on which the earlier of the events described in clauses (i) or (ii) occurs, the “End Date”). Notwithstanding anything herein to the contrary, the confidentiality obligations set forth in this Agreement shall survive and continue for a period of six (6) months following the End Date.

4.Removal. The BlackRock Lenders may, from time to time in their sole discretion, and upon prior written notice to the Borrower (in accordance with the terms and provisions of, and in the manner set forth in, Section 10.1 of the Credit Agreement), remove and/or replace any Observer.

5.Transferability. The rights, powers and privileges of the BlackRock Lenders (or any Observer appointed thereby) described in this Agreement may not be assigned or transferred (whether by operation of law or otherwise), and any such assignment in contravention thereof shall be void and of no effect, in each case, except in accordance with Section 5.17 of the Credit Agreement. No Person shall be a third-party beneficiary of this Agreement.

6.Amendment. This Agreement may be modified or amended or the provisions hereof waived only with the written consent of each of the parties hereto.

7.Miscellaneous. The parties hereto hereby agree that Sections 10.5 (“Governing Law; Jurisdiction; Consent to Services of Process”), 10.6 (“WAIVER OF JURY TRIAL”) and 10.8 (“Counterparts; Integration”) of the Credit Agreement shall be incorporated herein by reference, mutatis mutandis, as if set forth herein in full.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by one of its duly authorized representatives as of the day and year first above written.

[BLACKROCK LENDERS]

By: _________________________________
Name:
Title:

ROOT, INC.,
a Delaware corporation

By: _________________________________
Name: Megan Binkley
Title: Chief Financial Officer